Exhibit 99.1

FOR IMMEDIATE RELEASE

February 24, 2010

Owens & Minor Names Charles C. Colpo as Chief Operating Officer

Long-standing officer to take on important role for medical products distributor

Richmond, VA – BUSINESSWIRE – (NYSE-OMI) Owens & Minor, Inc., a Fortune 500 company, a leading distributor of medical and surgical supplies to the acute-care market, and a healthcare supply chain management company, announced today that Charles C. Colpo has been named Executive Vice President & Chief Operating Officer of Owens & Minor, effective March 1, 2010. Colpo, 52, previously served as Owens & Minor’s Executive Vice President, Administration, with oversight of company operations, supplier relations, supply chain management, product development, marketing, category management, and certain strategic initiatives.

“With this appointment, we are turning to one of our team’s experienced and knowledgeable leaders,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Charlie has extensive operations experience and knows our business very well; he also led the successful integrations of two recent acquisitions. Charlie has served in senior leadership for the last ten years, and we are very pleased that he is taking on a larger, more significant role. He is well-respected both inside and outside of Owens & Minor, and we are thankful that he has agreed to take on this new challenge. I look forward to working with Charlie for many years to come.”

After joining the company in 1981, Colpo worked in a variety of capacities at Owens & Minor, including 19 years in the corporate office and 10 years in the field. He served as Senior Vice President, Operations for nine years, during which he also had oversight of the information technology team. Before becoming an officer in 1994, Colpo held management positions in supply chain process improvement and inventory management, and also served as a field manager with oversight of sales and operations for four distribution centers.

Colpo serves his industry and community in a number of volunteer capacities. He is a member of the board of directors of the Health Industry Distributors Association (HIDA), and serves on the board of Strategic Marketplace Initiative, a collaborative organization of leaders from integrated healthcare networks, suppliers, and healthcare distributors and providers.

A graduate of Virginia Polytechnic Institute and State University, Colpo is from Lynchburg, Virginia. He currently lives in Richmond, Virginia with his wife, Debra, and their daughter. His adult son lives in Houston.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS:

Trudi Allcott, Director, Investor & Media Relations, 804-723-7555; truitt.allcott@owens-minor.com